Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 9, 2005, June 9, 2006, as to the effects of the restatement discussed in Note 20 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20), relating to the financial statements of Oriental Financial Group, Inc., appearing in the Annual Report on Form 10-K of Oriental Financial Group, Inc. for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
San Juan, Puerto Rico
November 27, 2007
Stamp No. 2274646
affixed to original.